[Bank Letterhead]

2010 Director Election Report

September 8, 2010

Dear Stockholder:

As you know, the Federal Home Loan Bank of New York (“FHLBNY”) recently called for nominations for two New Jersey Member Directorships on the FHLBNY’s Board of Directors (“Board”) which have terms that commence on January 1, 2011. We thank our members who participated in the nomination process, which resulted in the nominations of two candidates for the two open Member Director seats representing our New Jersey members.

The Federal Housing Finance Agency’s (“FHFA”) director election regulations provide that if, for any voting state, the number of nominees for the Member Directorships for that state is equal to the number of such directorships to be filled in that year’s election, the Federal Home Loan Bank shall deliver a notice to the members in the affected voting state, in lieu of providing a ballot, indicating that such nominees shall be deemed elected without further action.

Therefore, we are pleased to report that the following nominees, having formally accepted their nominations, are hereby declared elected to the Board of the FHLBNY as Member Directors representing New Jersey members for terms of office that begin on January 1, 2011:

• Ronald E. Hermance, Chairman, President and CEO, Hudson City Savings Bank, Paramus, NJ

• Kevin J. Lynch, Chairman, President and CEO, Oritani Bank, Washington Township, NJ

Messrs. Hermance and Lynch currently serve as Member Directors on the FHLBNY’s Board. Their current terms of service expire on December 31, 2010. In accordance with a recent election order issued by our regulator, the FHFA, please note that the new terms of the Member Directorships filled by Mr. Hermance and Mr. Lynch will run for four years, through and until December 31, 2014.

In early October, we will distribute ballots for the election that will be held to fill two open New York Member Director seats and two open Independent Director seats, all of which have terms commencing on January 1, 2011. We expect to distribute these ballots to eligible members on or about October 5, 2010.

In accordance with the aforementioned FHFA election order, the term of the New York Member Director candidate who receives the highest number of votes will be four years, and the term of the New York Member Director candidate who receives the second-highest number of votes will be one year. The terms of the two Independent Directorships will be four years.

Finally, please note that the Member Director seat representing Puerto Rico and the U.S. Virgin Islands is not up for election this year.

Please do not hesitate to contact Corporate Secretary Barbara Sperrazza at 212-441-6819 if you have any questions about the 2010 Director Election process.

Sincerely,

/s/ Alfred A. DelliBovi
Alfred A. DelliBovi
President and Chief Executive Officer